SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Consent Solicitation Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

Xerox Corporation
(Name of Registrant as Specified In Its Charter)

CARL ICAHN
ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN ENTERPRISES G.P. INC.
ICAHN ENTERPRISES HOLDINGS L.P.
IPH GP LLC
ICAHN CAPITAL L.P.
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
BECKTON CORP.
HIGH RIVER LIMITED PARTNERSHIP
HOPPER INVESTMENTS LLC
BARBERRY CORP.
JONATHAN CHRISTODORO
KEITH COZZA
JAFFREY (JAY) A. FIRESTONE
RANDOLPH C. READ
DARWIN DEASON
MENDA CONSULTING LLC
GIOVANNI VISENTIN

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

On May 8, 2018, the following article was published by the Nikkei Asian Review at the website
https://asia.nikkei.com/Business/Business-Deals/Icahn-warns-danger-of-bankruptcy-in-Fuji-Xerox-deal.

Icahn warns danger of bankruptcy in Fuji-Xerox deal
Activist investor would consider a $40 per share all-cash deal for Xerox
May 8, 2018 18:00 pm JST
Shuji Nakayama, Nikkei staff writer
NEW YORK -- After saying a few months ago that Xerox risked meeting Eastman Kodak's fate, activist investor Carl Icahn is now warning shareholders that a proposed takeover by Japan's Fujifilm could lead the American printer maker into bankruptcy.
In a written response to questions from Nikkei on Monday, Xerox's largest individual shareholder said it was "absurd" for Xerox shareholders to accept the current offer to merge the U.S. company into existing joint venture Fuji Xerox.
"Based on the ongoing accounting scandal that appears to grow in size and scope every quarter, combining Xerox with Fuji Xerox could possibly lead to bankruptcy," Icahn said, adding: "In that case, we run the serious risk that the only money we will ever see is the one-time $9.80 cash dividend."
Kodak, like Xerox founded in Rochester, New York, was once the dominant maker of photographic film in the U.S.
The accounting scandal he referred to involves Fuji Xerox subsidiaries in New Zealand and Australia inflating income from office equipment leases from fiscal 2010 through fiscal 2015. A subsequent restatement of past earnings resulted in a cumulative loss of 37.5 billion yen ($343 million). The subsidiaries are suspected of doctoring the numbers to increase bonuses for top managers.
Meanwhile, Icahn issued a new letter to Xerox shareholders on Monday saying that he and his ally, fellow top shareholder Darwin Deason, would consider a bid for Xerox of at least $40 per share.
"We are comfortable stating that an all-cash bid at a minimum of $40 per share would require our serious consideration," he wrote. But he added that another option would be to see a "standalone Xerox," independent from Fujifilm under a new "conflict-free" board.
In the written response to Nikkei, Icahn said Fujifilm's proposal "dramatically undervalues Xerox and overvalues Fuji Xerox." He also stated that "no one from Fuji has ever even reached out to us. It's sort of laughable."
Earlier this year, Fujifilm announced a plan to take over Xerox in a $6.1 billion deal, combining it into Fuji Xerox, an existing joint venture, to gain scale and cut costs as demand for office printing declines.
In April, Icahn and Deason issued a 44-page presentation suggesting alternatives to the proposed merger, including a plan for Xerox to monetize some assets.
The activist investors said in a letter that their plan will create total value of $54 to $64 per share compared to the approximately $28 per share in the Fujifilm deal.
The parties have made little headway toward resolving their differences, raising the likelihood of a proxy fight. Icahn told Nikkei: "We've been through this countless times over the past four decades, and we believe there's very little chance we lose this proxy fight. Every shareholder we've spoken to has been extremely supportive of and grateful for our efforts. They want to see the proposed Fuji deal terminated, new leadership brought in at Xerox and a real strategic alternatives process conducted."
When asked if he would advocate dissolving all financial ties with Fujifilm once the proxy fight was won, Icahn said, "Once our slate of directors is elected and the proposed Fuji deal is terminated, every option will be on the table."

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES FROM THE SHAREHOLDERS OF XEROX CORPORATION IN CONNECTION WITH THE PROPOSED TRANSACTIONS BETWEEN XEROX CORPORATION AND FUJIFILM HOLDINGS CORPORATION (THE "TRANSACTION") AND/OR FOR USE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS OF XEROX CORPORATION (THE "ANNUAL MEETING") WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY RELATED TO THE TRANSACTION AND/OR THE ANNUAL MEETING WILL BE MAILED TO SHAREHOLDERS OF XEROX CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2018 (THE "SCHEDULE 14A"). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN XEROX CORPORATION OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, $1.00 PAR VALUE, OF XEROX CORPORATION.